Exhibit 10.60
August 16, 2006

Board of Directors	Mr. O. Edwin French
MedCath Corporation	President and Chief Executive Officer
10720 Sikes Place, Suite 300	MedCath Corporation
Charlotte, North Carolina 28277	10720 Sikes Place, Suite 300
Charlotte, North Carolina 28277
Re: Resignation from Employment
Gentlemen:
Please accept this letter as my voluntary resignation from employment with MedCath Corporation effective as of August 21, 2006.
I understand that I currently hold fully vested and exercisable options that were granted to me during my employment with the Company to acquire 720,000 shares of the Company’s common stock. However, if I exercised all of such options, 432,000 of the shares acquired in connection with the exercise would be subject to a resale restriction that would prohibit me from selling the shares for three years. In view of such resale restriction, I agree to the cancellation of 432,000 of my options concurrently with my resignation. I understand that the remaining options to purchase 288,000 shares will remain fully exercisable for the 90 calendar day period following the effective date of my resignation and that any shares acquired from the exercise of such remaining options will not be subject to the three-year resale restriction.
My resignation does not affect my status, and I will continue to serve as Chairman of the Board of Directors of the Company. My resignation also does not affect any stock options granted to me as a non-employee director of the Company. I understand that the Board of Directors has agreed that I will receive the standard non-employee director fees and stock option grants for my Board service plus an additional $25,000 per year for my service as Chairman of the Board.
I would appreciate your having the enclosed copy of this letter signed on behalf of the Company and returning it to me to evidence the Company’s acceptance of my resignation and its agreement to the arrangements and other matters described in this letter.

Very truly yours,

/s/ John T. Casey

John T. Casey

Accepted and Agreed To:

MedCath Corporation

By:	/s/ O. Edwin French

O. Edwin French President and Chief Executive Officer